Exhibit 4.2

THE SECURITIES REPRESENTED BY THE DEBENTURES AND THE SHARES OF COMMON STOCK OF CHROMATICS COLOR SCIENCES INTERNATIONAL, INC. TO BE ISSUED UPON ANY CONVERSION OF THIS DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (II) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING TO THE DISTRIBUTION OF SECURITIES) OR (III) IF AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE. THE SECURITIES EVIDENCED BY THIS DEBENTURE ARE ALSO SUBJECT TO THE REGISTRATION RIGHTS SET FORTH IN THAT CERTAIN SUBSCRIPTION AND PURCHASE AGREEMENT BY AND BETWEEN THE HOLDER HEREOF AND THE COMPANY, A COPY OF WHICH IS ON FILE AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE.


Debenture No. 1                                                      $5,000,000

                  CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.

                      14% SENIOR CONVERTIBLE DEBENTURE DUE

                                 APRIL 15, 2002

                  THIS DEBENTURE is one of a duly authorized issue of Debentures of Chromatics Color Sciences International, Inc., a corporation duly organized and existing under the laws of the State of New York (the "Company"), designated as its 14% Senior Convertible Debentures due April 15, 2002 in an aggregate original principal amount not exceeding Five Million Dollars ($5,000,000) (individually, the "Debenture" and collectively, the "Debentures").

                  FOR VALUE RECEIVED, the Company promises to pay to Gary W. Schreiner, registered holder hereof (the "Holder"), the principal sum of Five Million Dollars ($5,000,000) on April 15, 2002 (the "Maturity Date") and to pay interest on the principal sum outstanding in arrears at the rate of 14% per annum, compounded annually and computed on the basis of the actual number of days elapsed in a 365-day year. Accrual of interest shall commence on the date hereof until payment in full of the principal sum has been made or duly provided for. The interest so payable, less any amounts required by law to be deducted or withheld, will be paid on the Maturity Date or, if earlier, on each Conversion Date (hereinafter defined), to the person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture (the "Debenture Register"); provided, however, that the Company?s obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions of that certain Subscription Agreement of even date herewith, executed by the Company and the original Holder hereof in connection with the purchase of this Debenture (the "Subscription Agreement"). The principal of, and interest on, this Debenture is payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture Register of the Company, as designated in writing by the Holder from time to time. In lieu of a cash interest payment, the Company may, in its discretion, issue shares of its common stock, $0.001 par value per share (the "Common Stock"), or a combination of Common Stock and cash as payment of the interest then due and payable. If the Company elects to pay all or a portion of the interest in Common Stock, the Company shall issue


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to the Holder such number of fully paid and non-assessable shares of Common
Stock equal to the quotient of (i) the amount of interest which the Holder is entitled to receive and (ii) $5.00.

         This Debenture is subject to the following additional provisions:

1. Subject to the provisions of Section 3 hereof, from and after April 14, 2000, the Holder of this Debenture shall have the option to convert up to One Hundred (100%) percent of the of the principal amount of this Debenture at any time and from time to time into shares of the Company's Common Stock, at a conversion price for each share of Common Stock equal to $5.00 (as adjusted for stock splits, combinations and similar recapitalizations affecting the Common Stock as provided herein, the "Conversion Price"). Notwithstanding the foregoing, at any time from and after the date hereof and prior to April 14, 2000, the Holder or Holders of the Debentures, as the case may be, may, in the aggregate, convert, pursuant to Section 2 hereof, up to such portion of the Debentures as shall result in the issuance upon such conversion of not more than an aggregate of 200,000 shares of Common Stock and, provided, further, that subject to applicable securities laws, the Holder or Holders, as the case may be, in the aggregate shall be permitted to sell up to an aggregate of 50,000 shares of such Common Stock issued upon such conversion during any one month period ending prior to April 14, 2000.

2. Conversion of this Debenture shall be effectuated by surrendering this Debenture to the Company with the form of Notice of Conversion attached hereto as Schedule 1, executed by the Holder of this Debenture evidencing such Holder's intention to convert this Debenture or a specified portion (as provided for above) hereof. At the discretion of the Company, the amount of accrued but unpaid interest as of the Conversion Date (hereinafter defined) may be paid in shares of Common Stock as provided above. No fractional shares of the Common Stock or scrip representing fractional shares will be issued on conversion, but the number of shares of Common Stock issuable shall be rounded to the nearest whole share. The date on which Notice of Conversion is given shall be deemed to be the date on which the Holder has delivered this Debenture, with the Notice of Conversion duly executed, to the Company, or if earlier, the date such Notice of Conversion is delivered to the Company provided this Debenture is received by the Company within three (3) trading days thereafter. Such date is referred to herein as the "Conversion Date." Facsimile delivery of the Notice of Conversion shall be accepted by the Company. The Company shall issue, as promptly as is practicable after delivery to the Company of such Notice of Conversion, if the Company has received the original Notice of Conversion and Debenture(s) being so converted, the number of shares of Common Stock to which the Holder shall be entitled, registered in such street or nominee name as may be directed by the Holder in the Notice of Conversion. The Company shall ensure that the shares of Common Stock are at all times Depository Trust Corporation eligible.

3. The Conversion Price and number of shares of Common Stock issuable upon conversion shall be subject to adjustment from time to time as provided in this
Section 3.

         (a) In the event the Company should at any time or from time to time after the date of this Debenture fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of this Debenture shall be increased in proportion to such increase in the aggregate number of


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



shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

         (b) If the number of shares of Common Stock outstanding at any time after the date of this Debenture is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of this Debenture shall be decreased in proportion to such decrease in outstanding shares.

         (c) In case of any consolidation of the Company with, or merger of the Company into, any other corporation in which the Company is not the surviving or resulting corporation and in which the stockholders of the Company immediately prior to the merger or consolidation hold less than 50% of the voting stock of the Company following the merger or consolidation, or in case of any sale or transfer of all or substantially all of the assets of the Company, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company, where the Company is not the surviving entity and the stockholders of the Company immediately prior to the exchange hold less than 50% of the voting stock of the Company after the exchange), the Holder shall be entitled to receive, upon conversion of this Debenture, the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer, or exchange of securities, or upon the dissolution following such sale or other transfer, by a holder of the number of shares of Common Stock purchasable upon conversion of this Debenture immediately prior to such consolidation, merger, sale, transfer, or exchange.

4. This Debenture has been issued subject to certain investment representations of the original Holder hereof (set forth in Section 3 of the Subscription Agreement) and may be offered, sold, transferred or exchanged only in compliance with the terms of the Subscription Agreement and the Securities Act. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

5. The Debentures are issuable in denominations of not less than One Hundred Thousand Dollars ($100,000) and integral multiples thereof. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder. No service charge will be made for such registration or transfer or exchange.

6. The Company shall be entitled to withhold from all payments of interest on this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or any other applicable laws at the time of such payments.

7. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Debentures, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the outstanding principal amount and accrued interest thereon.

8. (a) At any time after the eighteen (18) month anniversary of the date hereof, the Company shall be entitled to prepay the entire amount of the Debentures or any portion hereof, at any time or from time to time, upon not less than ten
(10) (nor more than twenty (20)) days prior written notice. The prepayment price shall equal One Hundred percent (100%) of the principal amount so to be prepaid plus all accrued and unpaid interest. Such prepayment shall be effected by written notice to the Holder, accompanied by prepayment by wire transfer of


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immediately available funds to an account designated by the Holder. Any such prepayment shall be made pro rata among the Debentures in proportion to the original principal amount thereof.

         (b) If, at any time after the eighteen (18) month anniversary of the date hereof and prior to the Maturity Date, the average closing bid price (as reported on the Nasdaq SmallCap Market or such other principal market or exchange on which the Common Stock is then traded) of the Company's Common Stock for ten (10) consecutive trading days ending on the trading day immediately preceding the date such written notice is provided to the Holder is equal to or exceeds $10.29, the Company may require the Holder to convert One Hundred (100%) percent of the of the principal amount (together with any accrued and unpaid interest) of this Debenture into shares of Common Stock at a conversion price of $5.00 per share pursuant to the terms of Section 2 hereof.

9. Any of the following shall constitute an "Event of Default":

         (a) The Company shall fail to make any payment (whether principal, interest or otherwise) on this Debenture as and when the same shall be due and payable and such default shall continue for ten (10) days after the due date thereof;

         (b) Any of the representations or warranties made by the Company herein, in the Subscription Agreement, or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of the Debentures or the Subscription Agreement shall be false or misleading in any material respect as of the date made;

         (c) The Company shall fail to perform or observe, in any material respect, any other material covenant, term, provision, condition, agreement or obligation of the Company under the Debentures or the Subscription Agreement and such failure shall continue uncured for a period of thirty (30) days after the first date on which such failure arises;

         (d) The Company shall (1) make an assignment for the benefit of its creditors or commence proceedings for its dissolution; or (2) apply for or consent to the appointment of a trustee, liquidator, custodian or receiver thereof, or for a substantial part of its property or business;

         (e) A trustee, liquidator, custodian or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within ninety (90) days after such appointment;

         (f) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within ninety (90) trading days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceeding or admit the material allegations of, or default in answering a petition filed in any such proceeding; and

         (g) The Company shall dispose of all or substantially all of its assets in one or more transactions or shall redeem more than a de minimis amount of its outstanding shares of capital stock.

Upon the occurrence of any Event of Default or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent Event of Default) at the option of the Holder in the Holder?s sole discretion, the Holder may, upon written notice to the Company,


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accelerate the maturity hereof, whereupon all principal and interest hereunder shall be immediately due and payable in cash or shares of Common Stock, (at a conversion price for each share of Common Stock equal to $5.00) upon presentment of this Debenture.

10. (a) Anything in this Debenture to the contrary notwithstanding, the obligation of the Company to pay the principal of and interest on this Debenture, and to discharge all of its other obligations hereunder, shall be senior in right of payment and priority, to (x) all obligations of the Company to commercial banks, institutional lenders or other lenders for borrowed money,
(y) all obligations of the Company to commercial banks, institutional lenders or other lenders under guarantees by the Company of obligations of wholly-owned subsidiaries of the Company to commercial banks, institutional lenders or other lenders for borrowed money and (z) any other convertible preferred equity or convertible debt security issued by the Company, in each case, whether such obligations are outstanding at the date of this Debenture or created or incurred after the date of this Debenture but prior to the maturity of this Debenture (hereinafter referred to as "Junior Indebtedness").

         (b) In the event of any insolvency proceedings, and any receivership, liquidation or other similar proceedings in connection therewith, relative to the Company or its property, and in the event of any proceedings for voluntary or involuntary liquidation, dissolution or other winding-up of the Company, whether or not involving insolvency, then the holders of the Debentures shall be entitled to receive payment in full of all principal, interest fees and charges, including without limitation post-petition interest, hereunder before payment in respect of any Junior Indebtedness to any other person.

         (c) If funds or assets which would otherwise be available to make payments in respect of this Debenture are instead paid or distributed to persons other than the Holder, the Holder shall be subrogated to the rights of such other persons to receive payments or distributions of assets of the Company.

11. Any notice to be given or to be served upon any party in connection with this Debenture must be in writing and will be deemed to have been given and received upon confirmed receipt, if sent by facsimile, or two (2) days after it has been submitted for delivery by Federal Express or an equivalent carrier, charges prepaid and addressed to the following addresses with a confirmation of delivery:

         If to the Company, to:

                  Chromatics Color Sciences International, Inc.
                  5 East 80th Street
                  New York, New York 10021
                  Attn: Darby S. Macfarlane
                  Telephone: (212) 717-6544
                  Facsimile: (212) 717-6675

         With a copy to:

                  Rosenman & Colin LLP
                  575 Madison Avenue
                  New York, New York 10022
                  Attn: Eric M. Lerner
                  Telephone: (212) 940-8800
                  Facsimile: (212) 940-8776


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         If to the Holder, to:

                  Gary W. Schreiner
                  2126 Melvin Drive
                  Rock Falls, Illinois  61071
                  Telephone: (        )
                  Facsimile: (        )

         With a copy to;

                  Ward Murray Pace & Johnson P.C.
                  P.O. Box 400
                  Sterling, Illinois  61081
                  Attn.:  Mr. Laurence F. Johnson
                  Telephone: (        )
                  Facsimile: (        ) ________________

Any party may, at any time by giving notice to the other party, designate any other address in substitution of an address established pursuant to the foregoing to which such notice will be given.

12. Upon receipt of the Company of evidence of loss, theft, destruction or mutilation of this Debenture, and (in the case of loss, theft or destruction) indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Debenture, if mutilated, the Company shall execute and deliver a new Debenture of like tenor and date.

13. Except as otherwise expressly provided herein, the terms, conditions and enforceability of this Debenture shall be governed by and interpreted under the laws of the State of New York. Any claim, dispute or disagreement relating to the terms and conditions of this Debenture, or arising from this Agreement or the subject matter of this Debenture, may be brought only in the state and Federal courts of New York which shall have exclusive jurisdiction thereof. The parties to this Debenture consent to such jurisdiction and venue and hereby knowingly and voluntarily waive all objections thereto on the basis of lack of personal jurisdiction, venue or convenience.

                            {Signature Page Follows}






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                  IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized

Dated: April 15, 1999              Chromatics Color Sciences International, Inc.

                                   By:
                                      ------------------------------------------

                                   Name:
                                        ----------------------------------------

                                   Title:
                                          --------------------------------------










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                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                       in order to Convert the Debenture)

The undersigned hereby irrevocably elects to convert the above Debenture No. into ______________________ shares of Common Stock of Chromatics Color Sciences International, Inc. (the "Company") according to the conditions hereof, as of the date written below.


                                             ----------------------------------
                                             Date of Notice





                                             Signature




                                             Name

                                             Address:




                                             ______




* The original Debenture and a manually signed original of this Notice of Conversion must be received by the Company by the third business day following the date of delivery of this Notice of Conversion by facsimile.








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